SUBSIDIARIES

Truevision, Inc.
RasterOps GMBH
RasterOps Japan, Inc.
RasterOps, B.V.
RasterOps France, SARL
RasterOps, SARL
RasterOps U.K. Ltd.
RasterOps Foreign Sales Coporation